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EXHIBIT 22

                                  SUBSIDIARIES

1.   TRI Mongolia, Inc., a Texas corporation wholly owned by Territorial.

2. Territorial Resources (Delaware), Inc., a Delaware corporation wholly owned by Territorial.

3. Territorial Resources (Cayman) Ltd., a company formed under the laws of the Cayman Islands wholly owned by Territorial